Filed pursuant to Rule 424(b)(3)

File No. 333-123815

Prospectus Supplement No. 16
(To Prospectus dated May 3, 2005)

VISTULA COMMUNICATIONS SERVICES, INC.

34,197,488 shares of common stock

This prospectus supplement supplements the Prospectus dated May 3, 2005 relating to the resale of 34,197,488 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

                On February 28, 2006, we finalized an agreement with Mark Scully resolving matters relating to his cessation of employment as President and Chief Executive Officer of Vistula USA, our wholly owned subsidiary, on November 2, 2005.  In connection with a mutual release of claims, we agreed to pay Mr. Scully $50,000 in severance and we issued to him 750,000 shares of our common stock in respect of the exercise of an outstanding option issued under our stock incentive plan.  These 750,000 shares are subject to our right to repurchase at a price of $1.00 per share through March 31, 2006.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 3, 2006